Exhibit 99.1
                                       Ann Taylor
                                       NEWS RELEASE
                                       142 WEST 57TH STREET NEW YORK, N.Y.10019




FOR IMMEDIATE RELEASE
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       ANN TAYLOR ANNOUNCES FEBRUARY SALES RESULTS AND RAISES FIRST
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                         QUARTER EARNINGS GUIDANCE
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New York, New York, March 4, 2004 - AnnTaylor Stores Corporation (NYSE: ANN)

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announced today that total net sales for the four week period ended February 28,


2004 increased 26.7 percent to $102,955,000, from total net sales of $81,286,000 for the four week period ended March 1, 2003. By division, net sales were


$54,418,000 for Ann Taylor and $40,603,000 for Ann Taylor Loft.







      Comparable store sales for the period increased 15.3 percent, compared to a comparable store sales decrease of 8.6 percent for the same four week period last year. By division, comparable store sales for fiscal February 2004 were up


12.7 percent for Ann Taylor compared to an 8.0 percent decrease last year, and up 20.8 percent for Ann Taylor Loft compared to a 9.4 percent decrease last year.






      Ann Taylor Chairman J. Patrick Spainhour said, "The sales momentum that began building in the fourth quarter of last year carried into February, with both divisions exceeding our expectations and experiencing double-digit comparable store sales results. At Ann Taylor, the mix of style and color was well received by our client and resulted in increased sales, particularly in the woven and pants categories. At Ann Taylor Loft, strong color and exciting fashion also played a prominent role in driving sales, which resulted in exceptional performance in all tops, separates and outerwear categories."






      Mr. Spainhour continued, "As a result of the exceptional sales performance experienced during February, we are raising first quarter earnings guidance from the range of $0.45 - $0.47 to the range of $0.47 - $0.49 per share on a diluted basis. Full year guidance is now in the range of $2.47 - $2.57 per share on a diluted basis."






      Total inventory levels at the end of February were down approximately 13 percent on a per square foot basis compared to last year. By division, inventory levels on a per square foot basis were down approximately 13 percent for Ann


Taylor and 5 percent for Ann Taylor Loft. The decrease in inventory levels compared to last year is attributable to better product sell-through.






      During the month of February, the Company opened two Ann Taylor Loft stores and one Ann Taylor Factory store. Additionally, two existing Ann Taylor


Loft stores were converted to Ann Taylor Factory stores. The total store count at month end was 651, comprised of 354 Ann Taylor stores, 268 Ann Taylor Loft stores and 29 Ann Taylor Factory stores. Total store square footage increased


10.6 percent over the same period last year.






      Ann Taylor is one of the country's leading women's specialty retailers,


operating 651 stores in 43 states, the District of Columbia and Puerto Rico, and also an Online Store at www.anntaylor.com.
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FORWARD-LOOKING STATEMENTS
Certain statements in this press release are forward-looking statements, made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements may use the words "expect", "anticipate", "plan", "intend", "project", "believe" and similar expressions. These forward-looking statements reflect the Company's current expectations concerning future events, and actual results may differ materially from current expectations or historical results. Any such forward-looking statements are subject to various risks and uncertainties, including failure by the Company to predict accurately client fashion preferences; decline in the demand for merchandise offered by the Company; competitive influences; changes in levels of store traffic or consumer spending habits; effectiveness of the Company's brand awareness and marketing programs; general economic conditions or a downturn in the retail industry; the inability of the Company to locate new store sites or negotiate favorable lease terms for additional stores or for the expansion of existing stores; lack of sufficient consumer interest in the Company's Online Store; a significant change in the regulatory environment applicable to the Company's business; an increase in the rate of import duties or export quotas with respect to the Company's merchandise; financial or political instability in any of the countries in which the Company's goods are manufactured; the potential impact of health concerns relating to severe infectious diseases, particularly on manufacturing operations of the Company's vendors in Asia and elsewhere; acts of war or terrorism in the United States or worldwide; work stoppages, slowdowns or strikes; and other factors set forth in the Company's filings with the SEC. The Company does not assume any obligation to update or revise any forward-looking statements at any time for any reason.

                                     o o o

     Contact:

     Jim Smith
     Chief Financial Officer
     (212) 541-3547